Exhibit 10.7

NUTRIBAND INC.

(NTRB)

ADVISORY BOARD AGREEMENT

THIS OFFER made effective as of July 31, 2018

BETWEEN:	NUTRIBAND INC.
309 Celtic Ct, Oviedo
FL, 32765
(Corporation)

And,

DR. SRINIVAS (SRI) NALAMACHU, MDDr.

WHEREAS:

A.	The Corporation is in the business of transdermal technology in relation to drugs, consumer products, research and development

B.	Dr. Nalamachu is being appointed by the Corporation to serve on its Scientific Advisory Board.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency is hereby acknowledged), the Corporation and the SAB Member hereby agree as follows:

1.	Employment of Dr. Nalamachu: The Corporation hereby appoints Dr. Nalamachu to its Scientific Advisory Board and the Dr. Nalamachu agrees to be so appointed on the terms and conditions hereafter set forth.

2.	Term: The term of employment of Dr. Nalamachu with the Corporation will be for 2YEARS automatically renewed each year on an ongoing basis unless otherwise stated, commencing on July 31, 2018 (the ‘Effective Date’) subject to the terms of this agreement.

3.	Advisory Board Membership: Dr. Nalamachu is being appointed to the Scientific Advisory Board of the Corporation (SAB Member). This is a non-voting specialty position external to the Board of Directors. SAB Member will receive further compensation in this role in line with the agreed compensation structure for entire Advisory Board as set forth by the Company’s Board of Directors and commensurate with the Company’s growth.

4.	Shareholding Compensation: Dr. Nalamachu will receive 10,000 shares of restricted common stock in the Corporation as compensation for his commitment to Y1 and a yearly compensation package in line and equal to all Advisory Board members for all subsequent years of duty.

5.	Termination for cause:

(a) Breach. Either party may terminate this Agreement in the event of a breach by the other party of this Agreement if such breach continues uncured for a period of ten (10) days after written notice.

(c) No Election of Remedies. The election by Corporation to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

(d) Effect of Expiration or Termination. Upon the expiration or termination of this Agreement for any reason:

(i) Each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve SAB Member of its obligations under Sections 8(b), 8(c) and 9, nor will expiration or termination relieve SAB Member or Corporation from any liability arising from any breach of this Agreement; and

(ii) SAB Member will promptly notify Corporation of all Confidential Information, including but not limited to the Designs and Materials, in Executive’s possession and, at the expense of SAB Member and in accordance with Corporation’s instructions, will promptly deliver to Corporation all such Confidential Information.

6.	Time Commitment and Compensation: It is agreed that SAB Member will not provide full time commitment in the role - however, will participate in quarterly scientific advisory board calls/meetings as well as ad hoc discussions on scientific aspects of Corporations pharmaceuticals program.

8.	Property of Corporation:

(a) Definition. For the purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, clinical practices, technologies, inventions, products, computer programs, formulations, procedures, licensing, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by SAB Member alone or with others which result from or relate to and occur during the performance of Services.

(b) Assignment of Ownership. SAB Member hereby irrevocably transfers and assigns any and all of its right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Corporation. Designs and Materials will be the sole property of Corporation and Corporation will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Corporation deems appropriate. SAB Member agrees: (a) to disclose promptly in writing to Corporation all Designs and Materials; (b) to cooperate with and assist Corporation to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in Corporation’s name as Corporation deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

(c) Moral Rights Waiver. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. SAB Member hereby irrevocably transfers and assigns to Corporation any and all Moral Rights that SAB Member may have in any Services, Designs and Materials or Products. SAB Member also hereby forever waives and agrees never to assert against Corporation, its successors or licensees, any and all Moral Rights SAB Member may have in any Services, Designs and Materials or Products, even after expiration or termination of this Agreement.

9. Confidential Information: SAB Member acknowledges that SAB Member will acquire information and materials from Corporation and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of Corporation and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of Corporation(collectively “Confidential Information’’). Confidential Information will not include, however, any information, which is or becomes part of the public domain through no fault of SAB Member or that Corporation regularly gives to third parties without restriction on use or disclosure. SAB Member agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. SAB Member further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

10. Covenants:

(a

(b) Pre-existing Obligations; Non-Infringement. SAB Member represents and warrants that (i) SAB Member is not under any pre-existing obligation inconsistent with the provisions of this agreement, and (ii) that the Services performed under this Agreement, and any resulting Designs and Materials, will not infringe a patent, copyright or other proprietary right or violate a trade secret of any third party.

Signed:

NUTRIBAND INC.	ADVISOR
/s/ Gareth Sheridan	/s/ Srinivas Nalamachu
Gareth Sheridan
CEO	Srinivas Nalamachu
DATE: July 31, 2018	DATE: July 31, 2018

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